Ex. 99.1

                 Pfizer and Nektar Reach Agreement on Exubera(R)

New York, NY and San Carlos, CA, November 13, 2007 - Pfizer (NYSE: PFE) and Nektar Therapeutics (NASDAQ: NKTR) announced today that the two companies have resolved all outstanding contractual issues in connection with Exubera(R) and Nektar's innovative Next Generation Inhaled Insulin (NGI) product currently in Phase 1 clinical development.

Under the terms of the agreement, Nektar will receive a one-time payment of $135 million from Pfizer in satisfaction of all remaining obligations under existing agreements relating to Exubera and NGI. In addition, in the event that a new partner is selected, Pfizer has agreed to transfer its remaining rights and all economic benefits for Exubera and NGI. This transfer of Pfizer's interests would include the transfer of the Exubera New Drug Application and Investigational New Drug Applications and all ex-U.S. regulatory filings and applications, continuation of ongoing Exubera clinical trials and certain supply chain transition activities.

Jeffrey B. Kindler, Chairman and Chief Executive Officer of Pfizer and Howard W. Robin, President and Chief Executive Officer of Nektar issued the following joint statement today:

"This agreement demonstrates the industry leadership of Pfizer and the company's desire to work with world-class biotechnology partners like Nektar. The agreement strengthens our relationship and demonstrates our ability to work together to craft a solution that allows Nektar the ability to pursue additional commercial opportunities for the Exubera and NGI inhaled insulin franchises. Further, we look forward to advancing our joint development of PEGylated human growth hormone therapy to treat short stature and growth problems."

About Pfizer
Pfizer Inc, founded in 1849, is dedicated to better health and greater access to health care for people and their valued animals. Every day, approximately 90,000 colleagues in more than 150 countries work to discover, develop, manufacture and deliver quality, safe and effective prescription medicines to patients.

About Nektar
Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading PEGylation and pulmonary drug development platforms. Nektar PEGylation and pulmonary technology, expertise, and manufacturing capabilities have enabled ten approved products for partners, which include the leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its PEGylation and pulmonary technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

This press release contains information that is subject to a number of risks and uncertainties for Nektar including: (i) any future value received by Nektar for Exubera and NGI depends on successfully securing a new collaboration partnership for Exubera and NGI and there is a risk that such a partnership will not be completed on a timely basis or at all, (ii) certain information set forth in a Form 8-K filed today with the Securities and Exchange Commission (SEC), and
(iii) risks and uncertainties identified in Item 1A of our Risk Factors in our Quarterly Report on Form 10-Q filed with the SEC on November 9, 2007.